Exhibit 10.34

DOMINION ENERGY, INC.

RESTRICTED STOCK AWARD AGREEMENT

2025 KEY CONTRIBUTOR RECOGNITION AWARD

PARTICIPANT «First_Name» «Last_Name»	DATE OF GRANT February 14, 2025	NUMBER OF SHARES OF RESTRICTED STOCK GRANTED «Restricted_Stock_Award_Granted»
PERSONNEL NUMBER «Personnel_»	VESTING DATE February 1, 2028	VESTING SCHEDULE Vesting Date Percentage February 1, 2028 100%

THIS AGREEMENT, effective as of the Date of Grant shown above, between Dominion Energy, Inc., a Virginia corporation (the “Company”) and the Participant named above is made pursuant and subject to the provisions of the Dominion Energy, Inc. 2024 Incentive Compensation Plan and any amendments thereto (the “Plan”). All terms used in this Agreement that are defined in the Plan have the same meaning given to such terms in the Plan.

1.
Award of Stock. Pursuant to the Plan, the Number of Shares of Restricted Stock Granted shown above (the “Restricted Stock”) were awarded to the Participant on the Date of Grant shown above, subject to the terms and conditions of the Plan, and subject further to the terms and conditions set forth in this Agreement.

2.
Vesting. Except as provided in Sections 3, 4, 5 or 6, one hundred percent (100%) of the shares of Restricted Stock awarded under this Agreement will vest on the Vesting Date shown above.

3.
Forfeiture. Except as provided in Sections 4 or 5, the Participant will forfeit any and all rights in the Restricted Stock if the Participant’s employment with the Company or a Dominion Company terminates for any reason prior to the Vesting Date. In the event the Participant elects Special Leave to Retire under a voluntary or involuntary severance program offered by the Company, then for purposes of this Agreement, the Participant’s employment shall be deemed to have terminated as of the first day of such period of Special Leave to Retire (the day after the two-month advance notice period ends).

4.
Death, Disability or Involuntary Termination without Cause. Except as provided in Section 5, if the Participant terminates employment due to death or Disability (as such term is defined in Section 8(e)) before the Vesting Date or if the Participant’s employment is involuntarily terminated by the Company or a Dominion Company without Cause (as defined in Section 8(f)) before the Vesting Date, the Participant will become vested in the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of whole months from the Date of Grant to the Vesting Date, rounded down to the nearest whole share. The vesting will occur on the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment due to death, Disability, or involuntary termination by the Company without Cause. Any shares of Restricted Stock that do not vest in accordance with this Section 4 will be forfeited.

5.
Change of Control. Upon a Change of Control prior to the Vesting Date, provided the Participant has remained continuously employed with the Company or a Dominion Company from the Date of Grant to the date of the Change of Control, the Participant’s rights in the Restricted Stock will become vested as follows:

a.
A portion of the Restricted Stock will be immediately vested equal to the number of shares of Restricted Stock awarded under this Agreement multiplied by a fraction, the numerator of which is the number of whole months from the Date of Grant to the Change of Control date, and the denominator of which is the number of whole months from the Date of Grant to the Vesting Date, rounded down to the nearest whole share.

b.
Unless previously forfeited, the remaining shares of Restricted Stock will become vested after a Change of Control at the earliest of the following events and in accordance with the terms described in subsections (i) through (iii) below:

(i)
Vesting Date. All remaining shares of Restricted Stock will become vested on the Vesting Date.

(ii)
Death or Disability. If the Participant terminates employment due to death or Disability (as such term is defined in Section 8(e)) before the Vesting Date, the Participant will become vested in the remaining shares of Restricted Stock multiplied by a fraction, the numerator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the first day of the month coinciding with or immediately following the date of the Participant’s termination of employment, and the denominator of which is the number of whole months from the first day of the month in which the Change of Control occurs to the Vesting Date, rounded down to the nearest whole share. The vesting will occur on the first day of the month coinciding with or immediately following the Participant’s termination of employment due to death or Disability. Any shares of the Restricted Stock that do not vest in accordance with the terms of this subsection (ii) will be forfeited.

(iii)
Involuntary Termination without Cause. All remaining shares of Restricted Stock will become vested if the Participant’s employment following a Change of Control is involuntarily terminated without Cause (as defined in Section 8(f)) by the Company or a Dominion Company (or any successor thereto) prior to the Vesting Date.

6.
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, if the Participant’s employment with the Company or a Dominion Company is terminated for Cause (as defined in Section 8(f)), the Participant will forfeit all Restricted Stock shares awarded pursuant to this Agreement.

7.
Clawback of Award Payment.

a.
Restatement of Financial Statements. If the Company’s financial statements are required to be restated at any time within a two (2) year period following the Vesting Date as a result of fraud or intentional misconduct, the Committee, as defined in the Plan, may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to withhold issuance of all or a portion of the shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant if the Participant’s conduct directly caused or partially caused the need for the restatement.

b.
Fraudulent or Intentional Misconduct. If the Company determines that the Participant has engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or the Participant’s duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold issuance of all or a portion of the shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

c.
Recovery of Payout. The Company reserves the right to recover a Restricted Stock Award payout pursuant to this Section 7 by (i) seeking recovery of the vested shares from the Participant; (ii) reducing the amount that would otherwise be payable to the Participant under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d.
No Limitation on Remedies. The Company’s right to recover Restricted Stock or issued shares pursuant to this Section 7 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline a Participant’s misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e.
Confidentiality. The Participant understands and agrees that the existence and terms of this Agreement are to be kept confidential by the Participant, and they are not to be revealed to other employees. In the event of a breach of confidentiality, the Committee may, in its discretion, based on the facts and circumstances surrounding the breach, direct the Company to withhold issuance of all or a portion of the shares granted pursuant to this Agreement, or if shares have been issued, to recover all or a portion of the shares from the Participant.

f.
Subject to Future Rulemaking. The Restricted Stock granted under this Agreement is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to said Restricted Stock.

8. Terms and Conditions.

a.
Non-transferability. Except as provided in Sections 4 and 5, the shares of Restricted Stock are not transferable and are subject to a substantial risk of forfeiture until the Vesting Date shown above.

b.
Uncertificated Shares; Power of Attorney. The Company may issue the Restricted Shares in uncertificated form. Such uncertificated shares shall be credited to a book entry account maintained by the Company (or its transfer agent) on behalf of the Participant. As a condition of accepting this award, the Participant hereby irrevocably appoints Dominion Energy Services, Inc., or its successor, as the Participant’s attorney-in-fact, with full power of substitution, to transfer (or provide instructions to the Company’s transfer agent to transfer) such shares on the Company’s books.

c.
Custody of Share Certificates; Stock Power. The Company will retain custody of any share certificates for the Restricted Stock that may be issued until such shares vest or are forfeited. If share certificates are issued, the Participant shall execute and deliver a stock power, endorsed in blank, to Dominion Energy Services, Inc., with respect to such shares.

d.
Shareholder Rights. The Participant will have the right to receive dividends and will have the right to vote the shares of Restricted Stock awarded under Section 1, both vested and unvested.

e.
Disability. For purposes of this Agreement, the terms Disabled or Disability mean a condition that qualifies the Participant for benefits under the Company’s long-term disability plan for its employees.

f.
Cause. For purposes of this Agreement means (i) fraud or material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Participant to substantially perform his or her duties and responsibilities to the Company, which continues after the Participant receives notice of such refusal or failure, (iii) conviction of a felony or crime involving moral turpitude, or (iv) the use of drugs or alcohol that interferes materially with the Participant’s performance of his or her duties.

g.
Delivery of Shares.

(i)
Share Delivery. On or as soon as administratively feasible after the Vesting Date or the date on which the shares of Restricted Stock have become vested due to the occurrence of an event described in Section 4 or 5, the Company will remove (or provide instructions to its transfer agents to remove) the transfer restrictions described herein, and (if any share certificate has been issued) shall deliver to the Participant (or in the event of the Participant’s death, the Participant’s Beneficiary) any such certificates free of the transfer restrictions described herein. The Company will also cancel any stock power covering such shares.

(ii)
Withholding of Taxes. No Company Stock will be delivered until the Participant (or the Participant’s Beneficiary) has paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the "Applicable Withholding Taxes") or the Participant and the Company have made satisfactory arrangements for the payment of such taxes. Unless the Participant makes an alternative election, the Company will retain the number of shares of Restricted Stock (valued at their Fair Market Value) required to satisfy the Applicable Withholding Taxes. As an alternative to the Company retaining shares, the Participant or the Participant’s Beneficiary may elect to (i) deliver shares of Company Stock (valued at their Fair Market Value) or (ii) make a cash payment to satisfy Applicable Withholding Taxes.

h.
Fractional Shares. Fractional shares of Company Stock will not be issued.

i.
No Right to Continued Employment. This Agreement does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant's employment at any time.

j.
Change in Capital Structure. The number and fair market value of shares of Restricted Stock awarded by this Agreement shall be automatically adjusted as provided in Section 18(a) of the Plan if the Company has a change in capital structure.

k.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than its choice of law provisions.

l.
Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

m.
Participant Bound by Plan. By accepting this Agreement, Participant hereby acknowledges receipt of a copy of the prospectus and Plan document accessible on the Company Intranet and agrees to be bound by all the terms and provisions thereof.

n.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and any successors of the Company.